As filed with the Securities Exchange Commission on July 2, 2008

Registration Statement No. 333 -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EUROSEAS LTD.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Euroseas Ltd. Aethrion Center 40 Ag. Konstantinou Street 151 24 Maroussi Greece 001 30 211 1804005 (Address and telephone number of Registrant’s principal executive offices)	Seward & Kissel LLP Attention: Lawrence Rutkowski, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:
Euroseas Ltd. Aethrion Center 40 Ag. Konstantinou Street 151 24 Maroussi Greece 001 30 211 1804005	Lawrence Rutkowski, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(4)	Proposed Maximum Aggregate Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Primary Offering
Common Shares, par value $ 0.03 per share (3)
Preferred Shares, par value $ 0.01 per share (3)
Debt Securities (3)(4)
Warrants (5)
Purchase Contracts (6)
Units (7)
Primary Offering Total			$400,000,000	$15,720
Secondary Offering
Common Shares, par value $ 0.03 per share to be offered by certain selling shareholders	9,955,879	$12.51 (8)	$124,548,047 (8)	$4,895 (8)
Total			$524,548,047	$20,615

(1)	Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of $400,000,000.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.  In no event will the aggregate offering price of all securities sold by Euroseas Ltd. pursuant to this registration statement exceed $400,000,000.

(3)
Also includes such indeterminate amount of debt securities and number of preferred shares and common shares as may be issued upon conversion of or in exchange for any other debt securities or preferred shares that provide for conversion or exchange into other securities.

(4)
If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $400,000,000.

(5)	There is being registered hereunder an indeterminate number of warrants as may from time to time be sold at indeterminate prices.
(6)	There is being registered hereunder an indeterminate number of purchase contracts as may from time to time be sold at indeterminate prices.
(7)
There is being registered hereunder an indeterminate number of units as may from time to time be sold at indeterminate prices.  Units may consist of any combination of the securities registered hereunder.

(8)	Pursuant to Rule 457(c), the offering price and registration fee are computed on the average of the high and low prices for the common stock on the Nasdaq Global Select Market on July 1, 2008.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell thEse securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

Subject to completion dated July 2, 2008

$400,000,000

and

9,955,879 of our Common Shares
Offered by Selling Shareholders

Through this prospectus, we may periodically offer:

(1)  our common shares,

(2)  our preferred shares,

(3)  our debt securities,

(4)  our warrants,

(5)  our purchase contracts, and

(6)  our units

In addition, the selling shareholders named in the section “Selling Shareholders” may sell in one or more offerings pursuant to this registration statement up to 9,955,879 of our common shares that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the Nasdaq Global Select Market under the symbol “ESEA”.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks.  See the section entitled “Risk Factors” beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2008.

TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS	ii

PROSPECTUS SUMMARY	1

RISK FACTORS	6

PRICE RANGE OF COMMON STOCK	27

USE OF PROCEEDS	28

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	29

SELLING SHAREHOLDERS	30

CAPITALIZATION	31

PLAN OF DISTRIBUTION	32

ENFORCEMENT OF CIVIL LIABILITIES	33

DESCRIPTION OF CAPITAL STOCK	34

DESCRIPTION OF PREFERRED SHARES	40

DESCRIPTION OF WARRANTS	40

DESCRIPTION OF DEBT SECURITIES	41

DESCRIPTION OF PURCHASE CONTRACTS	51

DESCRIPTION OF UNITS	51

EXPENSES	52

TAXATION	52

EXPERTS	59

LEGAL MATTERS	60

WHERE YOU CAN FIND ADDITIONAL INFORMATION	60

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	62

GLOSSARY OF SHIPPING TERMS	63

i

FORWARD LOOKING STATEMENTS

Euroseas Ltd., or the Company, desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation.  This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:

•	our future operating or financial results;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•	drybulk and container shipping industry trends, including charter rates and factors affecting vessel supply and demand;

•	our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•	our expectations about the availability of vessels to purchase or the useful lives of our vessels;

•	our expectations relating to dividend payments and our ability to make such payments;

•	our ability to leverage to our advantage our manager’s relationships and reputations in the drybulk and container shipping industry;

•	changes in seaborne and other transportation patterns;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from future litigation;

•	global and regional political conditions;

•	acts of terrorism and other hostilities; and

•	other factors discussed in the section titled “Risk Factors.”

WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS, OR THE DOCUMENTS TO WHICH WE REFER YOU IN THIS PROSPECTUS, TO REFLECT ANY CHANGE IN OUR EXPECTATIONS WITH RESPECT TO SUCH STATEMENTS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY STATEMENT IS BASED.

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with the U.S. generally accepted accounting principles.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission, using a shelf registration process.  Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $400,000,000. In addition, the Selling Shareholders may sell in one or more offerings pursuant to this registration statement up to 9,955,879 of our common shares that were previously acquired in private transactions.  This prospectus provides you with a general description of the securities we or the Selling Shareholders may offer.  Each time we or the Selling Shareholders offers securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities.  The prospectus supplement may also add, update or change the information contained in this prospectus.  You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement that we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This section summarizes some of the information and consolidated financial statements that appear later in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information and financial statements that appear later in this prospectus. In this prospectus, references to “Euroseas,” “Company,” “we,” “our,” “ours” and “us” refer to Euroseas Ltd., and its subsidiaries, unless otherwise stated or the context requires.

We use the term “deadweight tons,” or dwt, in describing the capacity of our drybulk carriers. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term “twenty foot equivalent unit,” or teu, the international standard measure of containers, in describing the capacity of our containerships. For the definition of certain shipping terms used in this prospectus, see the “Glossary of Shipping Terms” on page 63 of this prospectus. Drybulk carriers are categorized as Capesize, Panamax, Handymax and Handysize. The carrying capacity of a Capesize drybulk carrier is 80,000 dwt and above. The carrying capacity of a Panamax drybulk carrier ranges from 60,000 to 79,999 dwt. The carrying capacity of a Handymax drybulk carrier ranges from 40,000 to 59,999 dwt and that of a Handysize drybulk carrier ranges from 10,000 to 39,999 dwt. Containerships are categorized as Deep Sea, Intermediate, Handysize and Feeder. The carrying capacity of a Deep Sea containership is 3,000 teu and above. The carrying capacity of an Intermediate containership ranges from 2,000 to 2,999 teu. The carrying capacity of a Handysize containership ranges from 1,300 to 1,999 teu and that of a Feeder containership is less than 1,300 teu. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars and all share numbers and per share data give effect to a 1-for-3 reverse stock split effected on October 6, 2006.

Our Company

We are a provider of worldwide ocean-going transportation services. We own and operate drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers. We also own and operate containerships and multipurpose vessels that transport dry and refrigerated containerized cargoes, principally manufactured products and perishables.

Our fleet consists of a total of 16 vessels consisting of five drybulk carriers, comprised of three Panamax drybulk carriers and two Handysize drybulk carriers, ten containerships and one multipurpose vessel with an average age of approximately 18 years. Given current market conditions, we believe that middle-age vessels offer the most compelling value proposition, particularly in light of the expertise of our affiliated management company in evaluating, operating and maintaining middle-age vessels.

We intend to strategically employ our fleet with time and spot charters. We actively pursue time charters to obtain adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and dry-docking costs for the upcoming 12-month period. We look to employ the remainder of our fleet through time charters, spot charters, shipping pools or contracts of affreightment, depending on our view of the direction of the markets and other tactical or strategic considerations. Fourteen of the 16 vessels in our fleet are currently employed under time charters, one vessel participates in a shipping pool, which provides us with both stable cash flow and high utilization rates that help us generate steady earnings and enhance our ability to pay dividends to our shareholders and one vessel is currently on the spot market. The staggered maturities of our time charters enable us to constantly reevaluate the market and adjust the balance of our charter book accordingly. We believe this employment strategy provides us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates.

Our operations generate significant cash, which provides us with flexibility in our growth, operating and financial strategy. Our policy is to use this cash to aggressively pay down debt, maintain financial flexibility, finance future vessel acquisitions and provide an attractive dividend to our shareholders.

Our Fleet

As of June 30, 2008, the profile and deployment of our fleet is the following:

Name	Type	Dwt	TEU	Year Built	Employment	TCE Rate ($/day)
Drybulk Vessels
IRINI[1]	Panamax	69,734	—	1988	Baumarine Spot Pool -until end 2008	Spot/Partly fixed
ARISTIDES N.P.	Panamax	69,268	—	1993	Time Charter until Mar-09	$52,000
IOANNA P	Panamax	64,873	—	1984	Time Charter until Aug-08	$35,500
NIKOLAOS P.	Handysize	34,750	—	1984	Time Charter until Sep-08	$36,000
GREGOS	Handysize	38,691	—	1984	Spot	$36,750 / next $42,000
Drybulk Total	5	277,316
Multipurpose Dry Cargo Vessels
TASMAN TRADER	Multipurpose	22,568	950	1990	Time Charter until Mar-12	$8,850 until Dec-08 $9,500 until Dec-10 $9,000 until Mar-12
Container Carriers
TIGER BRIDGE	Intermediate	31,627	2,228	1990	Time Charter until Jul-09	$16,500
ARTEMIS	Intermediate	29,693	2,098	1987	Time Charter until Dec-08	$19,000
MAERSK NOUMEA	Intermediate	34,677	2,556	2001	Time Charter until Aug-11 / plus three one year extension options	$16,800 until Aug-11 $18,735 / $19,240 / $19,750 extension options
DESPINA P	Handysize	33,667	1,932	1990	Time Charter until Feb-09	$15,250
OEL INTEGRITY (ex JONATHAN P)	Handysize	33,667	1,932	1990	Time Charter until Apr-09	$16,500
OEL TRANSWORLD (ex CLAN GLADIATOR)	Handysize	30,007	1,742	1992	Time Charter until Oct-09	$18,500
YM XINGANG I	Handysize	23,596	1,599	1993	Time Charter until Jul-09	$26,650
MANOLIS P	Handysize	20,346	1,452	1995	Time Charter until Nov-09	$15,800
NINOS (ex YM QINGDAO I)	Feeder	18,253	1,169	1990	Time Charter until Apr-09	$13,175
KUO HSIUNG	Feeder	18,154	1,169	1993	Time Charter until Feb-09	$15,800
Container Total	10	273,687	17,877
Fleet Grand Total	16	573,571	18,827

[1]
Irini is employed in the Baumarine spot pool that is managed by Klaveness, a major global charterer in the dry bulk area, and also participates in “short” funds (contracts to carry cargo at agreed rates), reducing its exposure to the spot market.

We plan to expand our fleet by investing in vessels in the drybulk, containership and multipurpose markets by targeting primarily mid-age vessels at the time of purchase under favorable market conditions. We also intend to take advantage of the cyclical nature of the market by buying and selling ships when we believe favorable opportunities exist. We employ our vessels in the spot and time charter market, through pool arrangements and under contracts of affreightment. Presently, our ten containerships, our multipurpose vessel and three of our panamax bulkers are employed under time charters. Our other panamax vessel, m/v Irini, is employed in the Baumarine pool that is managed by Klaveness, a major global charterer in the drybulk area, and also participates in “short” funds (contracts to carry cargo at agreed rates), reducing its exposure to the spot market.

As of  June 30, 2008, approximately 92% of our ship capacity in 2008 and approximately 34% in 2009 are fixed time charter contracts or protected from market fluctuations.

Management of Our Fleet

The operations of our vessels are managed by Eurobulk Ltd., or Eurobulk, an affiliated company founded in 1994 by members of the Pittas family, under a master management agreement with us and separate management agreements with each ship-owning company. Under our master management agreement, Eurobulk is responsible for providing us with executive services and commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers. Eurobulk also performs technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising dry-docking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support and shoreside personnel who carry out the management functions described above and certain accounting services.

Our master management agreement with Eurobulk is effective as of January 1, 2008 and has an initial term of 5 years until December 31, 2012. The master management agreement cannot be terminated by Eurobulk without cause or under other limited circumstances, such as sale of the Company or Eurobulk or the bankruptcy of either party. This master management agreement will automatically be extended after the initial period for an additional five year period unless terminated on or before the 90th day preceding the initial termination date. Pursuant to the master management agreement, each new vessel we acquire in the future will enter into a separate five year management agreement with Eurobulk. In addition, upon expiration of the current ship management agreements between Eurobulk and each vessel-owing subsidiary, such subsidiaries will enter into new ship management agreements with Eurobulk that terminate contemporaneously with the master management agreement.

In exchange for providing us with the services described above, we pay Eurobulk 630 euros (approximately $992 based on a exchange rate of 1.5748 U.S. dollars per euro as of June 30, 2008) per vessel per day adjusted annually for inflation.

Our Competitive Strengths

We believe that we possess the following competitive strengths:

•
Experienced Management Team.  Our management team has significant experience in all aspects of commercial, technical, operational and financial areas of our business. Aristides J. Pittas, our Chairman and Chief Executive Officer, holds a dual graduate degree in Naval Architecture and Marine Engineering and Ocean Systems Management from the Massachusetts Institute of Technology. He has worked in various technical, shipyard and ship management capacities and since 1991 has focused on the ownership and operation of vessels carrying dry cargoes. Dr. Anastasios Aslidis, our Chief Financial Officer, holds a Ph.D. in Ocean Systems Management also from the Massachusetts Institute of Technology and has over 20 years of experience, primarily as a partner at a Boston based international consulting firm focusing on investment and risk management in the maritime industry.

•
Cost Effective Vessel Operations.  We believe that because of the efficiencies afforded to us through Eurobulk, the strength of our management team and the quality of our fleet, we are, and will continue to be, a reliable, low cost vessel operator, without compromising our high standards of performance, reliability and safety. Despite the average age of our fleet being approximately 18 years during 2007, our total vessel operating expenses, including management fees and general and administrative expenses were $5,624 per day for the year ended December 31, 2007. We consider this amount to be among the lowest of the publicly listed drybulk shipping companies in the U.S. Our technical and operating expertise allows us to efficiently manage and transport a wide range of cargoes with a flexible trade route profile, which helps reduce ballast time between voyages and minimize off-hire days. Our professional, well-trained masters, officers and on board crews further help us to control costs and ensure consistent vessel operating performance. We actively manage our fleet and strive to maximize utilization and minimize maintenance expenditures. For the year ended December 31, 2007, our fleet utilization was 99.7% and since 2003 our utilization rate has averaged in excess of 99.0%.

•
Strong Relationships with Customers and Financial Institutions.  We believe Eurobulk and the Pittas family have developed strong industry relationships and have gained acceptance with charterers, lenders and insurers because of their long-standing reputation for safe and reliable service and financial responsibility through various shipping cycles. Through Eurobulk, we offer reliable service and cargo carrying flexibility that enables us to attract customers and obtain repeat business. We also believe that the established customer base and reputation of Eurobulk and the Pittas family helps us to secure favorable employment for our vessels with well known charterers.

Our Business Strategy

Our business strategy is focused on providing consistent shareholder returns by carefully timing and structuring acquisitions of drybulk carriers and containerships and by reliably, safely and competitively operating our vessels through Eurobulk. We continuously evaluate purchase and sale opportunities, as well as long term employment opportunities for our vessels.

•
Renew and Expand our Fleet.  We expect to grow our fleet in a disciplined manner through timely and selective acquisitions of quality vessels. We perform in-depth technical review and financial analysis of each potential acquisition and only purchase vessels as market conditions and developments present themselves. We continue to be focused on purchasing well-maintained, secondhand vessels, which should provide a significant value proposition given the strong charter rates that exist currently. However, we will also consider purchasing younger vessels or newbuildings if the value proposition exists at the time. Furthermore, as part of our fleet renewal, we will continue to sell certain vessels when we believe it is in the best interests of the Company and our shareholders.

•
Maintain Balanced Employment.  We intend to strategically employ our fleet between time and spot charters. We actively pursue time charters to obtain adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and drydocking costs for the upcoming 12-month period. We look to deploy the remainder of our fleet through time charters, spot charters, shipping pools or contracts of affreightment depending on our view of the direction of the markets and other tactical or strategic considerations. We believe this balanced employment strategy will provide us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates. On the basis of our fixed spot and existing time charters, approximately 92% of our vessel capacity in 2008 and approximately 34% in 2009 are fixed, which will help protect us from market fluctuations, enable us to make significant principal and interest payments on our debt and pay dividends to our shareholders.

•
Operate a Fleet of Vessels in the Whole Dry Cargo Sector.  While remaining focused on the dry cargo segment of the shipping industry, we intend to continue to develop a diversified fleet of drybulk carriers and containerships. A diversified drybulk fleet profile will allow us to better serve our customers in both major and minor bulk trades, as well as to reduce any dependency on any one cargo, trade route or customer. We currently remain focused on the smaller size ship segment of the container market, which has not experienced the same level of expansion in vessel supply that has occurred with larger containerships. A diversified fleet, in addition to enhancing the stability of our cash flows, will also help us to reduce our exposure to unfavorable developments in any one shipping sector and to benefit from upswings in any one shipping sector experiencing rising charter rates.

•
Optimize Use of Financial Leverage.  We will use bank debt to partly fund our vessel acquisitions and increase financial returns for our shareholders. We actively assess the level of debt we incur in light of our ability to repay that debt based on the level of cash flow generated from our balanced chartering strategy and efficient operating cost structure. Our debt repayment schedule as of December 31, 2007 calls for a reduction of more than 46% of our then outstanding debt by the end of 2009. We expect this will increase our ability to borrow funds to make additional vessel acquisitions in order to grow our fleet and pay consistent and possibly higher dividends to our shareholders.

Corporate Information

Euroseas Ltd. is a holding company existing under the laws of the Marshall Islands. We maintain our principal executive offices at Aethrion Center, 40 Ag., Konstantinou Street, 151 24, Maroussi, Greece. Our telephone number at that address is 011 30 211 1804005.  Our website address is http://www.euroseas.gr.  The information on our website is not a part of this prospectus.

The Securities

We may use this prospectus to offer up to $400,000,000 of:

•	common shares;

•	preferred shares;

•	debt securities;

•	warrants;

•	purchase contracts; and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

In addition, the Selling Shareholders may sell in one or more offerings pursuant to this registration statement up to 9,955,879 of our common shares that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of our common shares sold by the Selling Shareholders.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities that we or the Selling Shareholders may offer and may describe certain risks associated with an investment in the securities.  Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

Any investment in our stock involves a high degree of risk. You should consider carefully the following factors, as well as the other information set forth in this prospectus, before making an investment in our common stock. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate to the securities market for and ownership of our common stock. Any of the described risks could significantly and negatively affect our business, financial condition, operating results and common stock price. The following risk factors describe the material risks that are presently known to us.

Industry Risk Factors

The cyclical nature of the shipping industry may lead to volatile changes in freight rates which may reduce our revenues and net income.

We are an independent shipping company (i.e. not linked in any way to the users of the cargoes we transport) that operates in the drybulk and container shipping industry. Our profitability is dependent upon the freight rates we are able to charge. The supply of and demand for shipping capacity strongly influences freight rates. The demand for shipping capacity is determined primarily by the demand for the type of commodities carried and the distance that those commodities must be moved by sea. The demand for commodities is affected by, among other things, world and regional economic and political conditions (including developments in international trade, fluctuations in industrial and agricultural production and armed conflicts), environmental concerns, weather patterns, and changes in seaborne and other transportation costs. The size of the existing fleet in a particular market, the number of new vessel deliveries, the scrapping of older vessels and the number of vessels out of active service (i.e., laid-up, drydocked, awaiting repairs or otherwise not available for hire), determines the supply of shipping capacity, which is measured by the amount of suitable tonnage available to carry cargo. The cyclical nature of the shipping industry may lead to volatile changes in freight rates which may reduce our revenues and net income.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions. Some of these factors may have a negative impact on our revenues and net income.

The value of our vessels may fluctuate, adversely affecting our earnings, liquidity and causing us to breach our secured credit agreements.

The market value of our vessels can fluctuate significantly. The market value of our vessels may increase or decrease depending on the following factors:

•	general economic and market conditions affecting the shipping industry;

•	supply of drybulk, container and multipurpose vessels;

•	demand for drybulk, container and multipurpose vessels;

•	types and sizes of vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	new regulatory requirements from governments or self-regulated organizations; and

•	prevailing level of charter rates.

As vessels grow older, they generally decline in value. Due to the cyclical nature of the drybulk and container shipping industry, if for any reason we sell vessels at a time when prices have fallen, we could incur a loss and our business, results of operations, cash flow, financial condition and ability to pay dividends could be adversely affected.

In addition, we periodically re-evaluate the carrying amount and period over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or their useful lives. A determination that a vessel’s estimated remaining useful life or fair value has declined below its carrying amount could result in an impairment charge against our earnings and a reduction in our shareholders’ equity. Any change in the assessed market value of any of our vessels might also cause a violation of the covenants of each secured credit agreement which in turn might restrict our cash and affect our liquidity. All of our credit agreements provide for a minimum security maintenance ratio. If the assessed market value of our vessels declines below certain thresholds, we will be deemed to have violated these covenants and may incur penalties for breach of our credit agreements. For example, these penalties could require us to prepay the shortfall between the assessed market value of our vessels and the value of such vessels required to be maintained pursuant to the secured credit agreement, or to provide additional security acceptable to the lenders in an amount at least equal to the amount of any shortfall. Furthermore, we may enter into future loans which may include various other covenants, including but are not limited to, maximum fleet leverage covenants and minimum fair net worth covenants.

Our future profitability will be dependent on the level of charter rates in the international drybulk and container shipping industry.

Charter rates for the international drybulk and container shipping industry reached record highs during 2004 and 2005; however, by the beginning of 2006 rates declined. Drybulk rates recovered since early 2006 and reached new historic highs in the fall of 2007 and again in May 2008.  Although, drybulk rates have since declined they remain high by historical standards. At the same time, containership rates, after reaching historic highs in the middle of 2005, declined by the end of the year and remained flat for most of 2006, further declined by the end of 2006 and steadily recovered during 2007. Containership rates remained at about the same level since the end of 2007 and are still below the high levels achieved in the middle of 2005.  Rates in drybulk or containership markets are influenced by the balance of demand for and supply of vessels and may decline in the future.

Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are unpredictable.  In addition, we may not be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to pay dividends to our shareholders.

Some of the factors that influence demand for vessel capacity include:

•	supply and demand for drybulk and containership commodities, and separately for containerized cargo;

•	global and regional economic and political conditions;

•	the distance drybulk and containerized commodities are to be moved by sea;

•	environmental and other regulatory developments;

•	currency exchange rates;

•	changes in global production and manufacturing distribution patterns of finished goods that utilize drybulk and other containerized commodities; and

•	changes in seaborne and other transportation patterns.

Some of the factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	the price of steel and other materials;

•	port congestion;

•	changes in environmental and other regulations that may limit the useful life of vessels; and

•	the number of vessels that are out of service.

We anticipate that the future demand for our drybulk, container and multipurpose vessels and the charter rates of the corresponding markets will be dependent upon continued economic growth in China, India and the overall world economy, seasonal and regional changes in demand, and changes to the capacity of the world fleet. The capacity of the world fleet seems likely to increase and economic growth may not continue. Adverse economic, political, social or other developments could also have a material adverse effect on our business and results of operations. If the number of new ships delivered exceeds the number of vessels being scrapped and lost, vessel capacity will increase. For instance, given that as of May 1, 2008 the capacity of the fully cellular worldwide container vessel fleet was approximately 11.2 million teu, with approximately 6.4 million teu of additional capacity on order, the growing supply of container vessels may exceed future demand, particularly in the short term. If the supply of vessel capacity increases but the demand for vessel capacity does not increase correspondingly, charter rates and vessel values could materially decline.

An economic slowdown in the Asia Pacific region could materially reduce the amount and/or profitability of our business.

A significant number of the port calls made by our vessels involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, particularly in China, may have an adverse effect on our business, financial position and results of operations, as well as our future prospects. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. Such growth may not be sustained and the Chinese economy may experience contraction in the future. Moreover, any slowdown in the economies of the United States of America, the European Union or certain Asian countries may adversely effect economic growth in China and elsewhere. Our business, financial position and results of operations, as well as our future prospects, will likely be materially and adversely affected by an economic downturn in any of these countries.

Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a planned economy. Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five year State Plans are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through State Plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken, with the result that prices for certain commodities are principally determined by market forces. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. The Chinese government may not continue to pursue a policy of economic reform. The level of imports to and exports from China could be adversely affected by the nature of the economic reforms pursued by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could, adversely affect our business, operating results and financial condition.

We may become dependent on spot charters in the volatile shipping markets, which may result in decreased revenues and/or profitability.

Although most of our vessels are currently under time charters, in the future, we may have more of these vessels and/or any newly acquired vessels on spot charters. The spot market is highly competitive and rates within this market are subject to volatile fluctuations, while time charters provide income at pre-determined rates over more extended periods of time. If we decide to spot charter our vessels, we may not be able to keep all our vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable our vessels to be operated profitably. A significant decrease in charter rates could affect the value of our fleet and could adversely affect our profitability and cash flows with the result that our ability to pay debt service to our lenders and dividends to our shareholders could be impaired.

An over-supply of drybulk carrier and containership capacity may lead to reductions in charter hire rates and profitability.

The market supply of drybulk carriers and especially containerships has been increasing, and the number of both the drybulk vessels and containerships on order have recently reached historic highs. The containership newbuildings are expected to continue being delivered in significant numbers over the next several years. The drybulk vessel newbuildings are expected to continue being delivered in 2008 at the same rates as in 2006 and 2007, but it is anticipated that in 2009, and particularly in 2010, that their delivery rate will start increasing. An over-supply of drybulk carrier and containership capacity may result in a reduction of charter hire rates. If such a reduction occurs upon the expiration or termination of our drybulk carriers’ and containerships’ current charters, such as during 2008 or 2009, when the charters under which at least nine of our containerships are currently deployed expire, we may only be able to recharter those drybulk carriers and containerships at reduced or unprofitable rates or we may not be able to charter these vessels at all.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we may not be able to predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to our operations.

The operation of our vessels is affected by the requirements set forth in the International Maritime Organization’s (“IMO’s”) International Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”). The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and/or may result in a denial of access to, or detention in, certain ports. Currently, each of our vessels and Eurobulk, our affiliated ship management company, are ISM Code-certified, but we may not be able to maintain such certification indefinitely.

Although the United States of America is not a party, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended (the “CLC”), and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended and the Regulations for the Prevention of Air Pollution from Ships to the International Convention for the Prevention of Pollution from Ships (as modified in 1978 and 1997), including Annex VI thereto. Under these conventions, a vessel’s registered owner is strictly liable for pollution damage, including air pollution, caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The right to limit liability is also forfeited under the CLC where the spill is caused by the owner’s actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

The United States Oil Pollution Act of 1990 (“OPA”) established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States of America or any of its territories and possessions or whose vessels operate in waters of the United States of America, which includes the territorial sea of the United States of America and its 200 nautical mile exclusive economic zone. OPA allows for potentially unlimited liability without regard to fault of vessel owners, operators and bareboat charterers for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel), in the U.S. waters. OPA also expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution materials occurring within their boundaries.

While we do not carry oil as cargo, we do carry fuel oil (bunkers) in our drybulk carriers. We currently maintain, for each of our vessels, pollution liability coverage insurance of $1 billion per incident. If the damages from a catastrophic spill exceeded our insurance coverage, that would have a material adverse affect on our financial condition.

Capital expenditures and other costs necessary to operate and maintain our vessels may increase due to changes in governmental regulations, safety or other equipment standards.

Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make additional expenditures. In order to satisfy these requirements, we may, from time to time, be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate some or all of our vessels profitably during the remainder of their economic lives.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Rising fuel prices may adversely affect our profits.

Fuel (bunkers) is a significant, if not the largest, operating expense for many of our shipping operations when our vessels are under voyage charter. When a vessel is operating under a time charter, these costs are paid by the charterer. However fuel costs are taken into account by the charterer in determining the amount of time charter hire and therefore fuel costs also indirectly affect time charter rates. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Fuel prices have been at historically high levels recently, but shipowners have not really felt the effect of these high prices because the shipping markets have also been at high levels. Any increase in the price of fuel may adversely affect our profitability, especially if such increase is combined with lower drybulk and containership rates.

If our vessels fail to maintain their class certification and/or fail any annual survey, intermediate survey, dry-docking or special survey, that vessel would be unable to carry cargo, thereby reducing our revenues and profitability and violating certain loan covenants of our third-party indebtedness.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention (“SOLAS”). Our vessels are currently classed with Lloyd’s Register of Shipping, Bureau Veritas and Nippon Kaiji Kyokai. ISM and International Ship and Port Facilities Security (“ISPS”) certification have been awarded by Bureau Veritas and the Panama Maritime Authority to our vessels and Eurobulk.

A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel.

If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations. That status could cause us to be in violation of certain covenants in our loan agreements.

Rising crew costs may adversely affect our profits.

Crew costs are a significant operating expense for many of our shipping operations. Crewing costs have reached recent highs and may continue at such rates. The cost of employing suitable crew is unpredictable and fluctuates based on events outside our control, including supply and demand and the wages paid by other shipping companies. Crew costs have been at high levels recently, but shipowners have not really felt the effect of these high prices because the shipping markets have also been at high levels. Any increase in crew costs may adversely affect our profitability, especially if such increase is combined with lower drybulk and containership rates.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted which would have a material adverse effect on our financial condition and results of operations.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one of our vessels for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our financial condition and results of operations.

World events outside our control may negatively affect our ability to operate, thereby reducing our revenues and net income or our ability to obtain additional financing, thereby restricting the implementation of our business strategy.

Terrorist attacks such as the attacks on the United States of America on September 11, 2001, on London, England on July 7, 2005, and the response to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect our business, results of operations and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also have a material adverse effect on our ability to obtain additional financing on terms acceptable to us or at all. Terrorist attacks may also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States of America and globally and could result in an economic recession in the United States of America or the world. Any of these occurrences could have a material adverse impact on our financial condition and costs.

Company Risk Factors

If we do not use the proceeds of this offering to acquire vessels and expand our fleet, we may use it for general corporate purposes which may result in lower earnings.

We intend to use the proceeds of this offering to acquire additional vessels and expand our fleet when we believe market conditions are favorable for purchasing such vessels. Our management will have the discretion to identify and acquire vessels. If our management is unable to identify and acquire vessels on terms acceptable to us, we may use the proceeds of this offering  for general corporate purposes. It may take a substantial period of time before we can locate and purchase suitable vessels. During this period, the proceeds of this offering may be invested on a short-term basis and therefore may not yield returns at rates comparable to what a vessel might have earned.

We depend entirely on Eurobulk to manage and charter our fleet, which may adversely affect our operations if Eurobulk fails to perform its obligations.

We have no employees and we currently contract the commercial and technical management of our fleet, including crewing, maintenance and repair, to Eurobulk, our affiliated ship management company. We may lose Eurobulk’s services or Eurobulk may fail to perform its obligations to us which could have a material adverse effect on our financial condition and results of our operations. Although we may have rights against Eurobulk if it defaults on its obligations to us, you will have no recourse against Eurobulk. Further, we expect that we will need to seek approval from our lenders to change Eurobulk as our ship manager.

Because Eurobulk is a privately held company, there is little or no publicly available information about it and there may be very little advance warning of operational or financial problems experienced by Eurobulk that may adversely affect us.

The ability of Eurobulk to continue providing services for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair Eurobulk’s financial strength, and because Eurobulk is privately held it is unlikely that information about its financial strength would become public unless Eurobulk began to default on its obligations. As a result, there may be little advance warning of problems affecting Eurobulk, even though these problems could have a material adverse effect on us.

As of June 30, 2008, Friends Investment Company Inc. owns approximately 31.3% of our outstanding shares of common stock, which may limit your ability to influence our actions.

As of June 30, 2008 Friends Investment Company Inc., or Friends, our largest shareholder, owns approximately 31.3% of the outstanding shares of our common stock. As a result of this share ownership and for so long as Friends owns a significant percentage of our outstanding common stock, Friends will be able to influence the outcome of any shareholder vote, including the election of directors, the adoption or amendment of provisions in our articles of incorporation or bylaws and possible mergers, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock. For more information concerning the selling shareholders, see “Selling Shareholders.”

Our corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands, and as such we are entitled to exemption from certain NASDAQ corporate governance standards.

Our Company’s corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, we are exempt from many of NASDAQ’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with NASDAQ corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter.  As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

We and our principal officers have affiliations with Eurobulk that could create conflicts of interest detrimental to us.

Our principal officers are also principals, officers and employees of Eurobulk, which is our ship management company. These responsibilities and relationships could create conflicts of interest between us and Eurobulk. Conflicts may also arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus other vessels that are or may be managed in the future by Eurobulk. Circumstances in any of these instances may make one decision advantageous to us but detrimental to Eurobulk and vice versa. Eurobulk currently manages one vessel other than those owned by Euroseas, and to date, has managed only vessels where the Pittas family was at least a minority shareholder. However, it is possible that in the future Eurobulk may manage additional vessels which will not belong to Euroseas and in which the Pittas family may have controlling, little or even no power or participation and where conflicts such as those described above may arise. Eurobulk may not be able to resolve all conflicts of interest in a manner beneficial to us and our investors.

Companies affiliated with Eurobulk or our officers and directors may acquire vessels that compete with our fleet.

Companies affiliated with Eurobulk or our officers and directors own drybulk carriers and may acquire additional drybulk carriers, containerships or multipurpose vessels in the future. These vessels could be in competition with our fleet and other companies affiliated with Eurobulk might be faced with conflicts of interest with respect to their own interests and their obligations to us. Eurobulk, Friends and Aristides J. Pittas, our Chairman and Chief Executive Officer, have granted us a right of first refusal to acquire any drybulk vessel or containership which any of them may consider for acquisition in the future. In addition, Mr. Pittas will use his best efforts to cause any entity with respect to which he directly or indirectly controls to grant us this right of first refusal. Were we, however, to decline any such opportunity offered to us or we do not have the resources or desire to accept any such opportunity, Eurobulk, Friends and Aristides J. Pittas, and any of their respective Affiliates, could acquire such vessels.

Our officers do not devote all of their time to our business.

Our officers are involved in other business activities that may result in their spending less time than is appropriate or necessary in order to manage our business successfully. Our Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, Internal Auditor and Secretary are not employed directly by us, but rather their services are provided pursuant to our master management agreement with Eurobulk. These officers may spend a material portion of their time providing services to Eurobulk and its affiliates on matters unrelated to us.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.

We are a holding company and our subsidiaries, which are all wholly-owned by us, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to make dividend payments to you depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, we may be unable or our Board of Directors may exercise its discretion not to pay dividends.

We may not be able to pay dividends.

We may not earn sufficient revenues or we may incur expenses or liabilities that would reduce or eliminate the cash available for distribution as quarterly dividends. Our loan agreements may also limit the amount of dividends we can pay under some circumstances based on certain covenants included in the loan agreements.

If we are not successful in acquiring additional vessels, any unused net proceeds from this offering may be used for general corporate purposes or held pending investment in other vessels. Identifying and acquiring vessels may take a significant amount time. The result may be that proceeds of this offering are not invested in additional vessels, or are so invested but only after some delay. In either case, we will not be able to earn charter hire consistent with our current anticipations, and our profitability and our ability to pay dividends will be affected.

In addition, the declaration and payment of dividends will be subject at all times to the discretion of our Board of Directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, growth strategy, charter rates in the drybulk and container shipping industry, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), but if there is no surplus, dividends may be declared out of the net profits (basically, the excess of our revenue over our expenses) for the fiscal year in which the dividend is declared or the preceding fiscal year. Marshall Islands law also prohibits the payment of dividends while a company is insolvent or if it would be rendered insolvent upon the payment of a dividend. As a result, we may not be able to pay dividends.

If we are unable to fund our capital expenditures, we may not be able to continue to operate some of our vessels, which would have a material adverse effect on our business and our ability to pay dividends.

In order to fund our capital expenditures, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets through future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures would limit our ability to continue to operate some of our vessels and could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends. Even if we are successful in obtaining such funds through financings, the terms of such financings could further limit our ability to pay dividends.

If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.

We intend to continue to grow our fleet. Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	integrating any acquired business successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining required financing on acceptable terms.

During periods in which charter rates are high, vessel values generally are high as well, and it may be difficult to consummate vessel acquisitions at favorable prices. In addition, growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations and difficulty experienced in (1) obtaining additional qualified personnel, (2) managing relationships with customers and suppliers, and (3) integrating newly acquired operations into existing infrastructures. We may not be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with the execution of those growth plans.

Our existing loan agreements contain restrictive covenants that may limit our liquidity and corporate activities.

Our existing loan agreements impose operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures;

•	change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell our vessels.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. The lenders’ interests may be different from our interests, and we may not be able to obtain the lenders’ permission when needed. This may prevent us from taking actions that are in our best interest.

Servicing future debt would limit funds available for other purposes.

To finance our fleet, we have incurred secured debt under loan agreements for our vessels. We also currently expect to incur additional secured debt to finance the acquisition of additional vessels. We must dedicate a portion of our cash flow from operations to pay the principal and interest on our debt. These payments limit funds otherwise available for working capital expenditures and other purposes. As of June 30, 2008, we had total bank debt of approximately $67.1 million. Our debt repayment schedule as of June 30, 2008 requires us to repay $28.4 million over the next two years. If we are unable to service our debt, it could have a material adverse effect on our financial condition, results of operations and cash flows.

A rise in interest rates could cause an increase in our costs and have a material adverse effect on our financial condition and results of operations. To finance vessel purchases, we have borrowed, and may continue to borrow, under loan agreements that provide for periodic interest rate adjustments based on indices that fluctuate with changes in market interest rates. If interest rates increase significantly, it would increase our costs of financing our acquisition of vessels, which could have a material adverse effect on our financial condition and results of operations. Any increase in debt service would also reduce the funds available to us to purchase other vessels.

Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.

The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional debt financing that we will require purchasing additional vessels or may significantly increase our costs of obtaining such financing. Our inability to obtain additional financing at all or at a higher than anticipated cost may materially affect our results of operations, cash flows and our ability to implement our business strategy.

As we expand our business, we may need to upgrade our operations and financial systems, and add more staff and crew. If we cannot upgrade these systems or recruit suitable employees, our performance may be adversely affected.

Our current operating and financial systems may not be adequate if we expand the size of our fleet, and our attempts to improve those systems may be ineffective. In addition, if we expand our fleet, we will have to rely on Eurobulk to recruit suitable additional seafarers and shoreside administrative and management personnel. Eurobulk may not be able to continue to hire suitable employees as we expand our fleet. If Eurobulk’s unaffiliated crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to operate our financial and operations systems effectively or to recruit suitable employees, our performance may be materially adversely affected.

Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls in amounts based not only on our own claim records, but also the claim records of other members of the protection and indemnity associations.

We may be subject to calls in amounts based not only on our claim records but also the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Labor interruptions could disrupt our business.

Our vessels are manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

In the highly competitive international drybulk and container shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources.

We employ our vessels in highly competitive markets that are capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than us. Competition for the transportation of drybulk and container cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets.

We will not be able to take advantage of favorable opportunities in the current spot market with respect to vessels employed on time charters.

As of June 30, 2008, 14 of the 16 vessels in our fleet are employed under time charters with remaining terms ranging between one month and 44 months. The percentage of our fleet that is under time charter contracts or short term spot contracts, or that is otherwise protected from market fluctuations represents approximately 92% of our vessel capacity in 2008. Although time charters provide relatively steady streams of revenue, vessels committed to time charters may not be available for spot charters during periods of increasing charter hire rates, when spot charters might be more profitable. If we cannot re-charter these vessels on time charters or trade them in the spot market profitably, our results of operations and operating cash flow may suffer. We may not be able to secure charter hire rates in the future that will enable us to operate our vessels profitably.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations.

Our success depends to a significant extent upon the abilities and efforts of our management team. Our success will depend upon our ability to hire additional employees and to retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not currently intend to maintain “key man” life insurance on any of our officers.

Risks involved with operating ocean-going vessels could affect our business and reputation, which may reduce our revenues.

The operation of an ocean-going vessel carries inherent risks. These risks include, among others, the possibility of:

•	marine disaster;

•	piracy;

•	environmental accidents;

•	grounding, fire, explosions and collisions;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	work stoppages or other labor problems with crew members serving on our vessels.

Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates, and damage to our reputation and customer relationships generally. Any of these circumstances or events could increase our costs or lower our revenues, which could result in reduction in the market price of our shares of common stock. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator.

The operation of drybulk carriers has certain unique operational risks.

The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessels bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

The operation of containerships has certain unique operational risks.

The operation of containerships has certain unique risks. Containerships operate at high speeds in order to move cargoes around the world quickly and minimize delivery delays. These high speeds can result in greater impact in collisions and groundings resulting in more damage to the vessel when compared to vessels operating at lower speeds. In addition, due to the placement of the containers on a containership, there is a greater risk that containers carried on deck will be lost overboard if an accident does occur. Furthermore, with the highly varied cargo that can be carried on a single containership, there can be additional difficulties with any clean-up operation following an accident. Also, we may not be able to correctly control the contents and condition of cargoes within the containers which may give rise to events such as customer complaints, accidents on-board the ships or problems with authorities due to carriage of illegal cargoes. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Our vessels may suffer damage and it may face unexpected drydocking costs, which could affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. We may have to pay drydocking costs that our insurance does not cover. The loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease our earnings.

Purchasing and operating previously owned, or secondhand, vessels may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.

Although we inspect the secondhand vessels prior to purchase, this inspection does not provide us with the same knowledge about their condition and cost of any required (or anticipated) repairs that it would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties on secondhand vessels.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of June 30, 2008 the average age of our fleet was approximately 18 years. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of a vessel may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we are not certain that the price for which we sell them will equal their carrying amount at that time.

We may not have adequate insurance to compensate us adequately for damage to, or loss of, our vessels.

We procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance and freight, demurrage and defense insurance for our fleet. We do not maintain insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. We may not be adequately insured against all risks and we may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Our insurance policies contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs. Moreover, the insurers may default on any claims they are required to pay. If our insurance is not enough to cover claims that may arise, it may have a material adverse effect on our financial condition, results of operations and cash flows.

Our international operations expose us to risks of terrorism and piracy that may interfere with the operation of our vessels.

We are an international company and primarily conduct our operations outside the United States of America. Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered affect our operations. In the past, political conflicts, particularly in the Arabian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. The likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked. We are not fully insured against any of these risks. In addition, future hostilities or other political instability in regions where our vessels operate could have a material adverse effect on our trade patterns and adversely affect our operations and performance.

Obligations associated with being a public company require significant company resources and management attention.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the other rules and regulations of the Commission, including the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting.

We work with our legal, accounting and financial advisors to identify any areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. We evaluate areas such as corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We will make changes in any of these and other areas, including our internal control over financial reporting, which we believe are necessary. However, these and other measures we may take may not be sufficient to allow us to satisfy our obligations as a public company on a timely and reliable basis. In addition, compliance with reporting and other requirements applicable to public companies will create additional costs for us and will require the time and attention of management. Our limited management resources may exacerbate the difficulties in complying with these reporting and other requirements while focusing on executing our business strategy. We may not be able to predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact that our management’s attention to these matters will have on our business.

Our historical financial and operating data may not be representative of our future results because we are a company with a limited operating history as a stand-alone entity and as a publicly traded company.

Our historical financial and operating data may not be representative of our future results because we are a company with a limited operating history as a stand-alone entity and as a publicly traded company. Our consolidated financial statements include the financial position, results of operations and cash flows of shipowning companies managed by Eurobulk and majority owned by the Pittas family prior to their contribution to us. Although our results of operations, cash flows and financial condition reflected in the consolidated financial statements include all expenses allocable to our business, due to factors such as the additional administrative and financial obligations associated with operating as a publicly traded company, they may not be indicative of the results of operations that we would have achieved had we operated as a public entity for all periods presented or of future results that we may achieve as a publicly traded company with our current holding company structure.

Exposure to currency exchange rate fluctuations will result in fluctuations in our cash flows and operating results.

We generate all our revenues in U.S. dollars, but our ship manager, Eurobulk, incurs approximately 35% of vessel operating expenses and we incur management fees and some general and administrative expenses in currencies other than the U.S. dollar. This difference could lead to fluctuations in our operating expenses, which would affect our financial results. Expenses incurred in foreign currencies increase when the value of the U.S. dollar falls, which would reduce our profitability and cash flows.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our current method of operation, we do not believe that we have been, are or will be a PFIC with respect to any taxable year. In this regard, we treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Accordingly, the U.S. Internal Revenue Service, or IRS, or a court of law may not accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, we may constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 (the “Code”) (which election could itself have adverse consequences for such shareholders, as discussed below under “Taxation — United States Federal Income Taxation of U.S. Holders”), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our shares. See “Taxation — United States Federal Income Taxation of U.S. Holders” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

Legislation has been proposed in the United States which would prevent dividends on our shares from qualifying for certain preferential rates for U.S. federal income tax purposes.

“Qualified dividend income” derived by noncorporate U.S. shareholders that are subject to U.S. federal income tax is currently through 2010 subject to U.S. federal income taxation at reduced rates. We expect that under current law, so long as our shares are traded on the NASDAQ Capital Market, the NASDAQ Global Select Market or the NASDAQ Global Market and we do not and have not qualified as a “passive foreign investment company” for U.S. federal income tax purposes, distributions treated as dividends for U.S. tax purposes on our shares will potentially be eligible (that is, eligible if certain conditions relating to the shareholder are satisfied) for treatment as qualified dividend income. Proposed legislation which has been introduced in the U.S. Congress would, however, if enacted, make it unlikely that such distributions on our shares would be eligible for such treatment.

Dividends paid on the common stock to U.S. individuals, trusts and estates may be taxed as ordinary income.

Our common stock is listed on the NASDAQ Global Select Market and dividends on our common stock are potentially eligible to be treated as “qualified dividend income” which is taxed to U.S. individuals, trusts and estates at preferential tax rates. If our common stock fails to maintain the requirements of the NASDAQ Global Select Market or another established securities market in the United States, our shares will trade over the counter and any dividends paid on the shares will be treated for U.S. tax purposes as ordinary income rather than “qualified dividend income” and lose eligibility for the preferential tax treatment.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

We believe that we and each of our subsidiaries qualify for this statutory tax exemption and we have taken this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to United States federal income tax on our United States source income. Due to the factual nature of the issues involved, we may not be able to maintain our tax-exempt status or that of any of our subsidiaries.

If we or our subsidiaries are not entitled to exemption under Section 883 for any taxable year, we or our subsidiaries could be subject for those years to an effective 2% United States federal income tax on the shipping income these companies derive during the year that are attributable to the transport or cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

It may be difficult to enforce service of process and enforcement of judgments against us and our officers and directors.

We are a Marshall Islands corporation, and our executive offices are located outside of the United States in Maroussi, Greece. A majority of our directors and officers reside outside of the United States, and a substantial portion of our assets and the assets of our officers and directors are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in the U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

There is also substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Risk Factors Relating To Our Common Stock

The trading volume for our common stock has at times been low, which may cause our common stock to trade at lower prices and make it difficult to sell your common stock.

Although our shares of common stock have traded on the NASDAQ Global Market since January 31, 2007 and on the NASDAQ Global Select Market since January 1, 2008, at times the trading volume has been low. Our shares may not actively trade in the public market and any such limited liquidity may cause our common stock to trade at lower prices and make it difficult to sell your common stock.

The market price of our common stock has been and may in the future be subject to significant fluctuations.

The market price of our common stock has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

•	actual or anticipated fluctuations in quarterly and annual results;

•	changes in sales or earnings estimates or publication of research reports by analysts;

•	shortfalls in our operating results from levels forecasted by securities analysts;

•	speculation in the press or investment community about our business or the shipping industry;

•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;

•	payment of dividends;

•	strategic actions by us or our competitors such as mergers, acquisitions, strategic alliances or restructurings;

•	changes in government regulation and other regulatory developments;

•	additions or departures of key personnel;

•	general market conditions and the state of the securities markets; and

•	domestic and international economic, market and currency factors unrelated to our performance.

The international drybulk and container shipping industry has been highly unpredictable. In addition, the stock markets in general, and the market for drybulk and container shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Our Articles of Incorporation and Bylaws contain anti-takeover provisions that may discourage, delay or prevent (1) our merger or acquisition and/or (2) the removal of incumbent directors and officers.

Our current Articles of Incorporation and Bylaws contain certain anti-takeover provisions. These provisions include blank check preferred stock, the prohibition of cumulative voting in the election of directors, a classified board of directors, advance written notice for shareholder nominations for directors, removal of directors only for cause, advance written notice of shareholder proposals for the removal of directors and limitations on action by shareholders. These provisions, either individually or in the aggregate, may discourage, delay or prevent (1) our merger or acquisition by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent directors and officers.

Future sales of our stock could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

In 2007, we issued a total of 17,325,000 new shares as part of our three common stock offerings. Additionally, 248,463 and 169,123 shares were issued upon the exercise of our warrants in 2007, and, in 2008, respectively.  In addition, we have another 163,892 warrants which remain outstanding.  Each of Friends, our largest shareholder, and Eurobulk Marine Holdings, Inc., our affiliate, is registering all of its shares for re-sale under this registration statement, which will result in these shares becoming freely tradable without restriction under the Securities Act.

We may issue additional shares of our stock in the future and our stockholders may elect to sell large numbers of shares held by them from time to time. Our amended and restated articles of incorporation authorize us to issue up to 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

Sales of a substantial number of any of the shares of common stock mentioned above may cause the market price of our common stock to decline.

Because the Republic of the Marshall Islands, where we are incorporated, does not have a well-developed body of corporate law, shareholders may have fewer rights and protections than under typical United States law, such as Delaware, and shareholders may have difficulty in protecting their interest with regard to actions taken by our Board of Directors.

Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Stockholder rights may differ as well. For example, under Marshall Islands law, a copy of the notice of any meeting of the shareholders must be given not less than 15 days before the meeting, whereas in Delaware such notice must be given not less than 10 days before the meeting. Therefore, if immediate shareholder action is required, a meeting may not be able to be convened as quickly as it can be convened under Delaware law. Also, under Marshall Islands law, any action required to be taken by a meeting of shareholders may only be taken without a meeting if consent is in writing and is signed by all of the shareholders entitled to vote, whereas under Delaware law action may be taken by consent if approved by the number of shareholders that would be required to approve such action at a meeting. Therefore, under Marshall Islands law, it may be more difficult for a company to take certain actions without a meeting even if a majority of the shareholders approve of such action. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

PRICE RANGE OF COMMON STOCK

The trading market for shares of our common stock is the NASDAQ Global Select Market, on which our shares trade under the symbol “ESEA.” The following table sets forth the high and low closing prices for shares of our common stock since our listing originally in the OTCBB (under symbols ESEAF.OB and EUSEF.OB), since January 31, 2007 on the NASDAQ Global Market and since January 1, 2008 on the NASDAQ Global Select Market. The prices below have been adjusted for the reverse 1-for-3 common stock split that was effected on October 6, 2006.

Period	Low	High	Dividends Paid

2006	$6.70	$18.93	—
2nd quarter 2006	8.82	18.93	$0.18
3rd quarter 2006	8.55	9.15	0.18
4th quarter 2006	6.70	9.00	0.21
2007	$7.00	$20.79	—
1st quarter 2007	7.00	10.00	$0.22
2nd quarter 2007	10.35	15.75	0.24
3rd quarter 2007	11.80	16.91	0.25
4th quarter 2007	11.75	20.79	0.29
2008	$9.60	$14.79	—
1st quarter 2008	9.60	14.08	$0.30
2nd quarter 2008	11.12	16.80	0.31
January 2008	9.60	12.37	—
February 2008	10.98	14.02	—
March 2008	11.12	14.08	0.30
April 2008	12.32	15.36	—
May 2008	13.83	16.80	—
June 2008	12.90	15.70	0.31
July 2008*	$12.51	$12.51	—

* Through July 1, 2008.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities by us offered by this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes.  We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our unaudited ratio of earnings to fixed charges and preferred dividends for each of the preceding five fiscal years.(1)

For the purpose of calculating such ratios, “earnings” consist of net income before fixed charges. “Fixed charges” consist of interest expense and amortization of debt discount or premiums and expenses, including amounts capitalized.

	Year Ended December 31, 2003		Year Ended December 31, 2004		Year Ended December 31, 2005		Year Ended December 31, 2006		Year Ended December 31, 2007

EARNINGS
Net Income	8,426,612		30,611,765		25,178,454		20,069,407		40,664,064
Interest Expense	725,855		657,603		1,412,127		3,324,257		4,777,524
Amortization of finance cost	67,402		50,681		83,744		74,601		72,715
Equity in net loss (gain) of an associate	167,433		-		-		-		-
Total Earnings	9,387,302		31,320,049		26,674,325		23,468,265		45,514,303

FIXED CHARGES
Interest Expense	725,855		657,603		1,412,127		3,324,257		4,777,524
Amortization of finance cost	67,402		50,681		83,744		74,601		72,715
Total Fixed Charges	793,257		708,284		1,495,871		3,398,858		4,850,239

Preferred dividend requirements	-		-		-		-		-
Total Fixed Charges and Preferred Dividends	793,257		708,284		1,495,871		3,398,858		4,850,239

Ratio of Earnings to Fixed Charges and Preferred Dividends	11.8	x	44.2	x	17.8	x	6.9	x	9.4	x

____________
(1) We have not issued any preferred stock as of the date of this prospectus.

SELLING SHAREHOLDERS

The selling shareholders are offering an aggregate of 9,955,879 of our common shares which were issued to them in private placements prior to our initial public offering.

Set forth below is information regarding the names and number of shares of common stock owned and offered by each selling shareholder.

Selling Shareholders
Name of Selling Shareholder	Common Stock Owned Before Offering[1]	Percentage of Class Prior to the Offering	Total Common Stock Offered Hereby	Percentage of Class Following the Offering
Friends Investment Company Inc.[2]	9,539,211	31.3%	9,539,211	0.0%

Eurobulk Marine Holdings, Inc.[3]	416,668	1.4%	416,668	0.0%
Total	9,955,879	32.7%	9,955,879	0.0%
__________________________

(1)       Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her.

(2)       Includes 9,539,211 shares of common stock held of record by Friends. A majority of the shareholders of Friends are members of the Pittas family. Investment power and voting control by Friends resides in its Board of Directors which consists of five directors, a majority of whom are members of the Pittas family. Actions by Friends may be taken by a majority of the members on its Board of Directors.  The business address for Friends is Aethrion Center, 40 Ag. Konstantinou Street, 151 24 Maroussi Greece.

(3)       Includes416,668 shares of common stock held of record by Eurobulk Marine Holdings, Inc.  A majority of the shareholders of Eurobulk Marine Holdings, Inc. are members of the Pittas family. Investment power and voting control by Eurobulk Marine Holdings, Inc. resides in its Board of Directors which consists of five directors, a majority of whom are members of the Pittas family. Actions by Eurobulk Marine Holdings, Inc. may be taken by a majority of the members on its Board of Directors.  The business address for Eurobulk Marine Holdings, Inc. is Aethrion Center, 40 Ag. Konstantinou Street, 151 24 Maroussi Greece.

CAPITALIZATION

A prospectus supplement will include information on the Company's consolidated capitalization.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus and the Selling Shareholders, including their transferees, pledgees or donees or their successors, may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the Selling Shareholders may sell some or all of our common shares included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we or the Selling Shareholders may enter into option or other types of transactions that require us or them to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus.  We may enter into hedging transactions with respect to our securities.  For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.  The third party (or affiliates of such parties) in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).  In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus.  Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf or the behalf of the Selling Shareholders that participates with us or the Selling Shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.  As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents may assist us in distributions contemplated hereby, including but not limited to at-the-market offerings, controlled offerings and overnight offerings.  Underwriters or agents could make sales in privately negotiated transactions or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange or otherwise.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions, purchases to cover syndicate short positions created in connection with the offering and passive market making. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. In passive market making, market makers in the shares of  common shares who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of  common shares until the time, if any, at which a stabilizing bid is made. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time.

We will bear costs relating to all of the securities being registered under this Registration Statement.

Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the offeror for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

ENFORCEMENT OF CIVIL LIABILITIES

Euroseas Ltd. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Maroussi, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our articles of incorporation, as amended, and bylaws.  We refer you to our articles of incorporation, as amended, and bylaws, copies of which have been filed as exhibits to our registration statement filed in connection with our initial public offering and incorporated by reference herein.

Purpose

Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA.

Authorized Capitalization

Under our articles of incorporation, as of June 30, 2008, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.03 per share, of which 30,430,236 shares were issued and outstanding, and 20,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding. All of our shares of stock are in registered form.

Common Stock

As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of common stock, par value $.03 per share, of which 30,430,236 shares are currently issued and outstanding. Of these shares, 2,342,331 shares were issued in our private placement in August 2005 (the “Private Placement”), 272,868 shares were issued in connection with the merger of one of our subsidiaries with Cove Apparel, Inc., 5,750,000 shares were issued in our follow on offering which was completed on February 5, 2007, 5,750,000 shares were issued in our follow-on offering which was completed on July 5, 2007, 5,825,000 shares were issued in our follow-on offering which was completed on November 9, 2007 and 285,000 shares have been issued in connection with our stock incentive plan. In addition, 421,697 of our warrants have been exercised and converted into 417,586 shares of common stock and 163,892 of our warrants remain outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of our common stock when issued will be fully paid for and non-assessable.

Preferred Stock

As of the date of this prospectus, we are authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are currently issued and outstanding. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

Warrants

On August 25, 2005, we issued warrants to a number of institutional and accredited investors to purchase 585,589 shares of common stock as part of a Private Placement in which we raised approximately $21 million in gross proceeds. Currently, 421,697 of our warrants have been exercised and converted into 417,586 shares of common stock and 163,892 of our warrants remain outstanding. The warrants have a five year term and an exercise price of $10.80 per share. The warrants provide for adjustment to the exercise price and the number of shares issuable upon exercise of the warrants in certain situations including if we (a) pay a stock dividend or otherwise make a distribution or distributions on shares of our common stock or any other equity or equity equivalent securities payable in shares of common stock, (b) subdivide outstanding shares of common stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares, or (d) issue by reclassification of shares of the common stock any shares of our capital stock. The warrants (i) are exercisable apart from the shares of common stock sold in the Private Placement (they are legally detachable), and (ii) may be exercised through a cashless exercise under certain circumstances.

Directors

Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Cumulative voting may not be used to elect directors.

Our Board of Directors must consist of at least three directors, such number to be determined by the Board of Directors by a majority vote of the entire Board from time to time. Shareholders may change the number of our directors only by an affirmative vote of the holders of the majority of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Our Board of Directors is divided into three classes as set out below in “Classified Board of Directors.” Each director is elected to serve until the third succeeding annual meeting after his election and until his successor shall have been elected and qualified, except in the event of his death, resignation or removal.

Shareholder Meetings

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by the Board of Directors, the Chairman of the Board or by the President. Notice of every annual and special meeting of shareholders must be given to each shareholder of record entitled to vote at least 15 but no more than 60 days before such meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

The limitation of liability and indemnification provisions in our bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change in control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our articles of incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change in control of our company or the removal of our management.

Classified Board of Directors

Our articles of incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Election and Removal of Directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our articles of incorporation and our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our articles of incorporation and our bylaws provide that, subject to certain exceptions, our Board of Directors, our Chairman of the Board or by the President and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may not call a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Certain Business Combinations

Our articles of incorporation also prohibit us from engaging in any “business combination” with any Interested Shareholder for a period of three years following the date the shareholder became an interested shareholder, unless:

•	prior to such time, the Board of Directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or

•
upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of Euroseas outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 51% of the outstanding voting stock that is not owned by the Interested Shareholder; or

•	the shareholder became an Interested Shareholder prior to the consummation of the initial public offering of Euroseas’ common stock under the Securities Act.

These restrictions shall not apply if:

•
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between Euroseas and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•
The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(a) a merger or consolidation of Euroseas (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of Euroseas is required);(b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of Euroseas or of any direct or indirect majority-owned subsidiary of Euroseas (other than to any direct or indirect wholly-owned subsidiary or to Euroseas) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of Euroseas determined on a consolidated basis or the aggregate market value of all the outstanding shares; or(c) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of Euroseas.

Our articles of incorporation defines a “business combination” to include:

•
Any merger or consolidation of Euroseas or any direct or indirect majority -owned subsidiary of Euroseas with (i) the Interested Shareholder or any of its affiliates, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

•
Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of Euroseas, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of Euroseas or of any direct or indirect majority-owned subsidiary of Euroseas which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of Euroseas determined on a consolidated basis or the aggregate market value of all the outstanding shares;

•
Any transaction which results in the issuance or transfer by Euroseas or by any direct or indirect majority-owned subsidiary of Euroseas of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any subsidiary, which securities were outstanding prior to the time that the Interested Shareholder become such; (ii) pursuant to a merger with a direct or indirect wholly-owned subsidiary of Euroseas solely for purposes of forming a holding company; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (iv) pursuant to an exchange offer by Euroseas to purchase shares made on the same terms to all holders of said shares; or (v) any issuance or transfer of shares by Euroseas; provided however, that in no case under items (iii)-(v) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

•
Any transaction involving Euroseas or any direct or indirect majority-owned subsidiary of Euroseas which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

•
Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of Euroseas), of any loans, advances, guarantees, pledges or other financial benefits (other that those expressly permitted above) provided by or through Euroseas or any direct or indirect majority-owned subsidiary.

Other articles of incorporation defines an “Interested Shareholder” as any person (other than Euroseas and any direct or indirect majority-owned subsidiary of Euroseas) that:

•	is the owner of 15% or more of the outstanding voting shares of Euroseas; or

•
is an affiliate of Euroseas and was the owner of 15% or more of the outstanding voting shares of Euroseas at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by Euroseas; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of Euroseas, except as a result of further Company action not caused, directly or indirectly, by such person.

Transfer Agent

The registrar and transfer agent for the common stock is American Stock Transfer & Trust Company.

Listing

Shares of our common stock are listed on the Nasdaq Global Select Market under the symbol "ESEA."

DESCRIPTION OF PREFERRED SHARES

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock.  Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.  The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.  Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation.  Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control.  Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders.  In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares.  The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing.  Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.  The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement.  We will refer to any or all of these reports as “subsequent filings”.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures”.  Each indenture will be subject to and governed by the Trust Indenture Act.  The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer.  Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries.  The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus and/or a supplemental indenture.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time.  The debt securities may be issued in one or more series.  The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness.  Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•
the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee.  Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof.  No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount.  United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We will issue senior debt securities under the senior debt indenture.  These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture.  Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•
the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

•	but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class.  But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the Security;

(6)
makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any Security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent.  Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable.  Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture.  Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity.  Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.  This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders.  This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer.  In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement.  Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security.  Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions.  Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee.  Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form.  The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture.  Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository.  We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•
the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC holds securities that its participating institutions deposit with DTC.  DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates.  Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co.  The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership.  DTC has no knowledge of the actual beneficial owners of the debt securities.  DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners.  The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities.  Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date.  The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co.  If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time.  Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository.  In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•
debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement.  We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement.  The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis.  The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement.  Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.  Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.  Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities.  The applicable prospectus supplement will describe:

•
the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$20,615
FINRA fee	$55,000	*
Legal fees and expenses	$35,000	*
Accounting fees and expenses	$20,000	*
Miscellaneous	$19,385	*
Total	$150,000	*

*	To be updated, if necessary, by amendment, supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

TAXATION

The following is a discussion of the material Marshall Islands and United States federal income tax considerations applicable to us and U.S. Holders and Non-U.S. Holders, each as defined below, of our common stock.  The following discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed United States Treasury Department regulations, administrative rulings, pronouncements and judicial decisions, all as of the date of this prospectus.

Marshall Islands Tax Considerations

We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

United States Federal Income Tax

The following are the material United States federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, each as defined below, of our common stock. The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This discussion is based in part upon Treasury Regulations promulgated under Section 883 of the Code. The discussion below is based, in part, on the description of our business as described in “Business” above and assumes that we conduct our business as described in that section. References in the following discussion to “we” and “us” are to Euroseas and its subsidiaries on a consolidated basis.

United States Federal Income Taxation of Our Company

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•	we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

either

•
more than 50% of the value of our stock is owned, directly or indirectly, by “qualified stockholders,” individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, which we refer to as the “50% Ownership Test,” or

•
our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

The Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an “equivalent exemption” to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

We believe that we satisfied the 50% Ownership Test for our 2007 taxable year and we intend to take this position on our United States federal income tax return. For the 2008 taxable year and each taxable year thereafter, we anticipate that we will satisfy the Publicly-Traded Test.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S. source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•
substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income are or will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of common stock that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our common stock, may be subject to special rules. This discussion deals only with holders who hold the common stock as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates (through 2010) provided that (1) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be), (2) our common stock is readily tradable on an established securities market in the United States (such as the NASDAQ Global Select Market, on which our common stock is listed), and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Dividends paid on our stock prior to the date on which our stock became listed on the NASDAQ Global Select Market were not eligible for these preferential rates.  Legislation has been recently introduced in the U.S. Congress which, if enacted in its present form, would preclude our dividends from qualifying for such preferential rates prospectively from the date of the enactment. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any “extraordinary dividend” generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder’s adjusted basis (or fair market value in certain circumstances) in a share of common stock paid by us. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Stock

Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.- source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special United States federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly on point, and we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing IRS Form 8621 with his United States federal income tax return. If we were aware that we were to be treated as a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and our stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. Since our stock is traded on the NASDAQ Global Select Market, we believe that our stock can be treated as “marketable stock” for the 2007 taxable year and each taxable year thereafter.  For taxable years prior to the 2007 taxable year, our stock was not “marketable stock” since it was traded on the OTC Bulletin Board. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common stock;

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of “Non-U.S. Holders”

A beneficial owner of common stock that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

Dividends on Common Stock

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you sell your common stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

We encourage each stockholder to consult with his, her or its own tax advisor as to particular tax consequences to it of holding and disposing of Euroseas shares, including the applicability of any state, local or foreign tax laws and any proposed changes in applicable law.

EXPERTS

The consolidated financial statements of Euroseas Ltd. and Subsidiaries appearing in Euroseas Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2007, have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis  S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offering by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Marshall Islands law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission.  You may read and copy any document that we file, including documents referenced in this prospectus, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.  In addition, you can obtain information about us at the offices of the Nasdaq Global Market.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it.  This means that we can disclose important information to you by referring you to those filed documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•
Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Commission on May 13, 2008, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
Quarterly Report on Form 6-K, filed with the Commission on July 2, 2008, which contains unaudited condensed consolidated financial statements for the three months ended March 31, 2007 and March 31, 2008.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not, and any underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

      Euroseas Ltd.
Aethrion Center
40 Ag. Konstantinou Street
151 24 Maroussi, Greece
011 30 211 1804005

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for each quarter of each fiscal year. The audited financial statements will be prepared in accordance with accounting principles generally accepted in the United States of America and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods.  As a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders.  While we intend to furnish proxy statements to any shareholder in accordance with the rules of the Nasdaq Global Select Market, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.  In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Company upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Company will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.

Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Ballast. A voyage during which the ship is not laden with cargo vessel.

Bareboat charter. A charter of a vessel under which the shipowner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for the vessel operating expenses and voyage expenses of the vessel and for the management of the vessel. In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance are paid by the charterer. A bareboat charter is also known as a “demise charter” or a “time charter by demise” and involves the use of a vessel usually over longer periods of time ranging over several years. The owner of the vessel receives monthly charterhire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

Bunkers. Fuel oil used to operate a vessel’s engines, generators and boilers.

Capesize. A drybulk carrier with a cargo-carrying capacity exceeding 80,000 dwt. These vessels generally operate along long haul iron ore and coal trade routes. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size.

Charter. The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.

Charterer. The company that hires a vessel pursuant to a charter.

Charterhire. Money paid to the shipowner by a charterer for the use of a vessel under charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 calendar year basis.

Charter rate. The amount of money agreed between the charterer and the shipowner accrued on a daily or monthly basis that is used to calculate the vessel’s charterhire.

Classification society. An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being “in class” as of the date of issuance.

Containerships. Vessels which are specially designed and built to carry large numbers of containers.

Contract of affreightment. A contract of affreightment, or COA, relates to the carriage of specific quantities of cargo with multiple voyages over the same route and over a specific period of time which usually spans a number of years. A COA does not designate the specific vessels or voyage schedules that will transport the cargo, thereby providing both the charterer and shipowner greater operating flexibility than with voyage charters alone. The charterer has the flexibility to determine the individual voyage scheduling at a future date while the shipowner may use different ships to perform these individual voyages. As a result COAs are mostly entered into by large fleet operators such as pools or shipowners with large fleets of the same vessel type. All of the ship’s operating, voyage and capital costs are borne by the shipowner while the freight rate normally is agreed on a per cargo ton basis.

Deadweight ton or “dwt” A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

Deep sea containership. A Deep Sea containership has a cargo carrying capacity of more than 3,000 teu and mostly serves the mainlane East-West container trade routes.

Drybulk. Non-liquid cargoes of commodities shipped in an unpackaged state.

Drybulk carriers. Vessels which are specially designed and built to carry large volumes of drybulk.

Drydocking. The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. Dry-dockings are generally required once every 30 to 60 months.

Feeder. A short-sea containership having a cargo carrying capacity of less than 1,300 teu that transfers cargo between a central “hub” port and smaller “spoke” ports.

Fully cellular containership. A containership equipped throughout with fixed cell guides for containers.

Freight. Money paid to the shipowner by a charterer for the use of a vessel under a voyage charter. Such payment is usually made on a lump-sum basis upon loading or discharging the cargo and is derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports.

Gross ton. A unit of measurement for the total enclosed space within a ship equal to 100 cubic feet or 2.831 cubic meters used in arriving at the calculation of gross tonnage.

Handymax. Handymax vessels are drybulk vessels that have a cargo carrying capacity of approximately 40,000 to 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Vessels below 60,000 dwt are usually built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure.

Handysize. Handysize vessels have a cargo carrying capacity of approximately 10,000 to 39,999 dwt and 1,300 to 1,999 teu. These vessels carry exclusively minor bulk cargo. Increasingly, these vessels are operating on regional trading routes. Handysize vessels are well suited for small ports with length and draft restrictions that may lack the infrastructure for cargo loading and unloading.

Hull. Shell or body of a ship.

IMO. International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.

Intermediate containership. An Intermediate containership has a cargo carrying capacity between 2,000 and 2,999 teu and mostly serves the North-South and Intermediate container trade routes.

Intermediate survey. The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each Special Survey for such vessel pursuant to the rules of international conventions and classification societies.

Metric ton. A unit of weight equal to 1,000 kilograms.

Newbuilding. A new vessel under construction or just completed.

Off-Hire. The period a vessel is unable to perform the services for which it is required under a charter. Off-hire periods typically include days spent undergoing repairs and dry-docking, whether or not scheduled.

OPA. Oil Pollution Act of 1990 of the United States (as amended).

Panamax. Panamax vessels have a cargo carrying capacity of approximately 60,000 to 79,999 dwt. The ability of Panamax vessels to pass through the Panama Canal makes them more versatile than larger vessels. Panamax drybulk carriers carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers.

Period charter. A period charter is an industry term referring to both time and bareboat charters that last for more than a single voyage.

Pools. Pooling arrangements that enable participating vessels to combine their revenues. Vessels may be employed either exclusively in spot charters or a combination of spot and period charters and contacts of affreightment. Pools are administered by the pool manager who secures employment for the participating vessels. The contract between a vessel in a shipping pool and the pool manager is a period charter where the charter hire is based on the vessel’s corresponding share of the income generated by all the vessels that participate in the pool. The corresponding share of every vessel in the pool is based on a pre-determined formula rating the technical specifications of each vessel. Pools have the size and scope to combine spot market voyages, time charters and contracts of affreightment with freight forward agreements for hedging purposes to perform more efficient vessel scheduling thereby increasing fleet utilization.

Protection and indemnity (or P&I) insurance. Insurance obtained through mutual associations (called “Clubs”) formed by shipowners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.

Scrapping. The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

Short fund. A contract of affreightment to carry cargo.

SOLAS. The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

Special survey. An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special Surveys require a vessel to be dry-docked.

Spot charter. A spot charter is an industry term referring to both voyage and trip time charters. These charters are referred to as spot charters or spot market charters due to their short term duration, constituting mostly of a single voyage between one load port and one discharge port.

Spot market. The market for immediate chartering of a vessel usually for single voyages.

TEU. Twenty-foot equivalent unit, the international standard measure for containers and containership capacity.

TCE. Time charter equivalent, a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in $ per day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenues and dividing the net amount (time charter equivalent revenues) by the voyage days, including the trip to the loading port. TCE is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company’s performance despite changes in the mix of charter types (i.e., voyage charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.

Time charter. A time charter is a contract under which a charterer pays a fixed daily hire rate usually on a semi-monthly basis for use of the vessel for an agreed period. This is either a specific fixed period of time or a specific number of loaded voyages. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls, and port charges. The shipowner pays all vessel operating expenses such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

Trip time charter. A trip time charter is a short term time charter where the vessel performs a single voyage between load port(s) and discharge port(s) and the charterer pays a fixed daily hire rate usually on a semi-monthly basis for use of the vessel. The difference between a trip time charter and a voyage charter is only in the form of payment for use of the vessel and the respective financial responsibilities of the charterer and shipowner as described under Time Charter and Voyage Charter.

Ton. See “Metric ton.”

Vessel operating expenses. The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are known as “voyage expenses.” For a time charter, the shipowner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.

Voyage charter. A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel.. The charterer is typically responsible for any delay at the loading or discharging ports.

Voyage expenses. Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance, as well as commissions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

The bylaws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1) Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer is successful. To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9. Exhibits

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Paragraphs 1(i), 1(ii) and 1(iii) above, do not apply if the information required to be included in a post effective amendment is contained in reports filed with or furnished to the Securities Exchange Commission that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this Registration Statement,

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.

(6)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(10)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(11)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maroussi, country of Greece on July 2, 2008.

EUROSEAS LTD.

By:	/s/ Aristides J. Pittas
Name:	Aristides J. Pittas
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aristides J. Pittas and Dr. Anastasios Aslidis his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on July 2, 2008 in the capacities indicated.

Signature	Title	Date

/s/ Aristides J. Pittas Aristides J. Pittas	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	July 2, 2008
/s/ Dr. Anastasios Aslidis Dr. Anastasios Aslidis	Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer) and Authorized Representative in the United States	July 2, 2008
/s/ Aristides P. Pittas Aristides P. Pittas	Vice Chairman and Director	July 2, 2008

/s/ Stephania Kamiri Stephania Kamiri	Secretary	July 2, 2008

/s/ George Skarvelis George Skarvelis	Director	July 2, 2008

/s/ Gerald Turner Gerald Turner	Director	July 2, 2008

/s/ Panagiotis Kyriakopoulos Panagiotis Kyriakopoulos	Director	July 2, 2008

Exhibits	Description of Exhibits

1.1	Form of Underwriting Agreement *

3.1	Articles of Incorporation of Euroseas Ltd.

3.2	Bylaws of Euroseas Ltd.

3.3	Amendment to Articles of Incorporation of Euroseas Ltd.

4.1	Specimen common share certificate

4.2	Specimen preferred shares certificate *

4.3	Form of warrant agreement *

4.4	Form of purchase contract *

4.5	Form of unit agreement *

4.6	Form of senior debt security indenture

4.7	Form of subordinated debt security indenture

5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to Euroseas Ltd.

8.1	Opinion of Seward & Kissel LLP, as to certain tax matters

11.1	Computation of ratio of earnings to fixed charges (included herein under the heading “Ratio of Earnings to Fixed Charges”)

21.1	Subsidiaries of the Company

23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte; Hadjipavlou, Sofianos & Cambanis S.A.

24.1	Power of Attorney (contained on signature page)

25.1	Form of T-1 Statement of Eligibility (senior indenture) *

25.2	Form of T-1 Statement of Eligibility (subordinated indenture) *

*	To be filed as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934, as amended and incorporated by reference herein.